UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SELECT INCOME REIT
(Name of Registrant as Specified in Its Charter)

LAKEWOOD CAPITAL PARTNERS, LP
LAKEWOOD CAPITAL OFFSHORE FUND, LTD.
LAKEWOOD CAPITAL ADVISORS, LLC
LAKEWOOD CAPITAL MANAGEMENT, LP
LAKEWOOD CAPITAL MANAGEMENT (GP), LLC
BOZZA JACKSON HOLDINGS, LLC
ANTHONY T. BOZZA
WILLIAM H. LENEHAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Lakewood Capital Management, LP, together with the other participants named herein (collectively, “Lakewood Capital”),  intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Lakewood Capital’s highly-qualified trustee nominee to the Board of Trustees of Select Income REIT, a Maryland real estate investment trust (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On January 14, 2015, Lakewood Capital issued the following press release:

LAKEWOOD CAPITAL RELEASES DETAILED PRESENTATION ON SELECT INCOME REIT AND ISSUES OPEN LETTER TO SHAREHOLDERS

Highlights Governance Concerns and Share Price Underperformance at SIR

Intends to Seek the Election of its Highly Qualified Nominee to SIR’s Board of Trustees at 2015 Annual Meeting of Shareholders

Expresses Concerns That SIR Is Seeking to Accelerate Record Date for 2015 Annual Meeting

NEW YORK, January 14, 2015 -- Lakewood Capital Management, LP (together with its affiliates, “Lakewood”), the second largest unaffiliated shareholder of Select Income REIT (“SIR” or the “Company”) (NYSE: SIR) with current ownership of approximately 7.0% of the outstanding shares of SIR, today announced that it has filed a detailed presentation with the Securities and Exchange Commission (“SEC”).  In the presentation, Lakewood outlines its concerns with SIR’s governance and the misalignment of incentives between the Company and its manager, Reit Management & Research LLC (“RMR”).  The presentation also includes detailed information regarding the vast qualifications of Lakewood’s nominee for election to SIR’s Board of Trustees, William H. Lenehan.  On December 5, 2014, Lakewood nominated Mr. Lenehan, a real estate executive with significant public company experience, for election to the Board of Trustees at SIR’s 2015 Annual Meeting of Shareholders.  Lakewood firmly believes that Mr. Lenehan’s election as a Trustee would give shareholders a voice towards improving the Company’s corporate governance and share price performance.  As set forth in more detail in the presentation, Lakewood believes that with proper governance improvements, SIR shares could be worth $40 per share or more, representing an increase of over 50% above recent trading levels.

Lakewood’s detailed presentation is available at the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/Lakewood-Presentation-Jan15

Additionally, Lakewood announced today it has delivered an open letter to SIR shareholders, the full text of which follows:

January 14, 2015

Dear Fellow Shareholders,

Funds managed by Lakewood Capital Management, LP (“Lakewood”) currently own in the aggregate approximately 7.0% of the outstanding shares of Select Income REIT (“SIR” or the “Company”).  We are long-term SIR shareholders, having owned shares since the days immediately following the Company’s initial public offering in March 2012.  Like many of you, we have grown frustrated with the poor governance at SIR that we believe has led to the stock’s significant discount to net asset value and dramatic underperformance over the past year.  We believe this remarkably low stock valuation and significant share price underperformance is a direct result of governance concerns resulting from the misalignment of incentives between the Company and its manager, Reit Management & Research LLC (“RMR”), and a Board of Trustees that has not duly protected the interests of shareholders.  On December 5, 2014, Lakewood nominated William H. Lenehan, a highly qualified real estate executive with significant public company experience, to the Board of Trustees to give shareholders a voice and improve the Company’s governance.

Earlier today, we filed a detailed presentation with the SEC that is available on the SEC’s website at the following link: http://tinyurl.com/Lakewood-Presentation-Jan15

Specifically, our presentation outlines the following:

•	Our belief that SIR shares could be worth $40 per share or more, representing an increase of 50% above recent trading levels.

•	How SIR’s stock trades at a deep discount to its net asset value and has dramatically underperformed its peers due, we believe, to widely-held concerns around corporate governance.

•
The misalignment of interests due to SIR’s external management structure in which RMR receives fees almost entirely based off of the size of the assets of the Company, as opposed to SIR’s share price performance.

•	Several recent actions taken by the Board of Trustees that have only served to deepen investor mistrust.

•	Our belief that shareholders will benefit meaningfully from enhanced governance and greater accountability.

•	The vast qualifications of William H. Lenehan, our nominee to the Board of Trustees and an accomplished real estate executive who can help improve governance at SIR.

RECORD DATE

Please note that we have been advised that SIR has notified Broadridge Financial Solutions of a Wednesday, January 21, 2015 record date for the SIR 2015 Annual Meeting of Shareholders (the “Annual Meeting”).  For comparison, this date is 48 days earlier in the year than expected based on last year’s record date of March 10, 2014 for the 2014 Annual Meeting.  We have serious concerns that the acceleration of the record date will disenfranchise certain shareholders with respect to the election of trustees at the 2015 Annual Meeting.

IMPORTANTLY, IF SIR SETS JANUARY 21, 2015 AS THE RECORD DATE FOR THE 2015 ANNUAL MEETING, ANY SHARES MUST BE PURCHASED FOR ALL PRACTICAL PURPOSES BY THE END OF TRADING ON THURSDAY, JANUARY 15, 2015 (ALLOWING FOR A THREE DAY SETTLEMENT PERIOD) TO BE ENTITLED TO BE VOTED AT THE 2015 ANNUAL MEETING.  FURTHERMORE, SIR SHAREHOLDERS SHOULD CALL THEIR BROKER TO ENSURE THAT THEIR SHARES ARE NOT CURRENTLY BEING LENT OUT IN ORDER TO MAKE SURE THAT THOSE SHARES ARE IN THEIR BROKER’S POSSESSION AND CAN BE VOTED AT THE SIR 2015 ANNUAL MEETING.

We look forward to communicating with you in more detail in the weeks to come regarding our serious concerns at SIR and the election of our highly qualified nominee to SIR’s Board of Trustees at the 2015 Annual Meeting.

Sincerely,

Anthony T. Bozza
Managing Partner
Lakewood Capital Management, LP

About Lakewood Capital Management, LP

Lakewood Capital Management, LP is an SEC-registered investment adviser based in New York. Founded in 2007, Lakewood manages over $3 billion in assets and employs a long-term fundamental approach to investing.

Investor Contact:
Mark Pederson
Lakewood Capital
(212) 584-2218
mpederson@lakewoodlp.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Lakewood Capital Management, LP, together with the other participants named herein (collectively, “Lakewood Capital”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified trustee nominee at the 2015 annual meeting of shareholders of Select Income REIT, a Maryland real estate investment trust (the “Company”).

LAKEWOOD CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Lakewood Capital Partners, LP (“Lakewood Capital Partners”), Lakewood Capital Offshore Fund, Ltd. (“Lakewood Capital Offshore”), Lakewood Capital Advisors, LLC (“Lakewood Capital Advisors”), Lakewood Capital Management, LP (“Lakewood Capital Management”), Lakewood Capital Management (GP), LLC (“Lakewood Capital GP”), Bozza Jackson Holdings, LLC (“Bozza Holdings”), Anthony T. Bozza and William H. Lenehan (collectively, the “Participants”).

As of the date hereof, Lakewood Capital Partners beneficially owned 4,168,668 common shares of beneficial interest (“Common Shares”).  Lakewood Capital Offshore, as a feeder fund of Lakewood Capital Partners, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. Lakewood Capital Advisors, as the general partner of Lakewood Capital Partners, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. Lakewood Capital Management, as the investment manager of Lakewood Capital Partners, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. Lakewood Capital GP, as the general partner of Lakewood Capital Management, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. Bozza Holdings, as the managing member of Lakewood Capital Advisors, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. Mr. Bozza, as the managing member of each of Lakewood Capital GP and Bozza Holdings, may be deemed to beneficially own the 4,168,668 Common Shares directly owned by Lakewood Capital Partners. As of the date hereof, Mr. Lenehan may be deemed to beneficially own 4,788 Common Shares.